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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-119796

PROSPECTUS
iBASIS, INC.
16,732,500 SHARES OF COMMON STOCK

        This prospectus relates to the offer and sale of the following securities by the selling stockholders identified in this prospectus:

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    Up to 15,000,000 shares of our common stock;

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    1,732,500 shares of our common stock, issuable upon the exercise of a warrant issued to Tejas Securities Group, Inc, as partial compensation for services rendered to us as placement agent.

        We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

        Our common stock is traded on the OTC Bulletin Board under the symbol "IBAS." On April 22, 2005, the last sale price of our common stock, as quoted on the OTC Bulletin Board, was $2.30 per share.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

        SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 20, 2005.

TABLE OF CONTENTS

THE COMPANY	3
THE OFFERING	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
SELLING STOCKHOLDERS	17
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	23
EXPERTS	23
WHERE YOU CAN GET MORE INFORMATION	23
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	23

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. Neither this prospectus nor any prospectus supplement is an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction where an offer or solicitation is not permitted. No sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has not been any change in our affairs since the date of this prospectus.

THE COMPANY

        We are a leading provider of international communications services and a provider of retail prepaid calling services. Our business consists of our Voice-Over-Internet-Protocol ("VoIP") trading business, in which we connect buyers and sellers of international telecommunications services, and our retail services business. In the VoIP trading business we receive voice traffic from buyers—originating carriers who are interconnected to our network via VoIP or traditional TDM connections, and we route that traffic over the Internet to sellers—local carriers in the destination countries with whom we have established termination agreements. We use proprietary, patent-pending technology to automate the selection of routes and termination partners based on a variety of performance, quality, and business metrics. We offer this international call completion service on a wholesale basis to carriers, telephony resellers and other service providers worldwide and have termination agreements with local service providers in North America, Europe, Asia, the Middle East, Latin America, Africa and Australia.

        We were incorporated as a Delaware corporation in 1996. Our principal executive offices are located at 20 Second Avenue, in Burlington, Massachusetts and our telephone number is (781) 505-7500. Our website is located at http://www.ibasis.net. Information contained on our website should not be considered a part of this prospectus.

THE OFFERING

        On September 24, 2004, we completed a private placement of a total of 15,000,000 shares of our common stock, $0.001 par value per share ("common stock") to certain purchasers at a per share price of $2.10. The aggregate purchase price for the shares of common stock sold in the private placement was $31.5 million, before deducting expenses and placement agent fees. In connection with the private placement, we also issued to Tejas Securities Group, Inc., as placement agent for the transaction, a warrant (the "Placement Agent Warrant") to purchase up to an aggregate of 1,732,500 shares of our common stock at an exercise price of $2.10 per share as partial compensation for services provided to us in connection with the private placement. The Placement Agent Warrant is exercisable immediately and will expire on the tenth anniversary of the issue date.

        We are registering the 15,000,000 shares of common stock issued in the private placement in accordance with a registration rights agreement we entered into with the purchasers in the private placement. We are also registering the 1,732,500 shares of common stock underlying the Placement Agent Warrant. Our registration of these shares does not necessarily mean that the selling stockholders will exercise the Placement Agent Warrant or sell any or all of the underlying securities we have registered.

        Although we may receive cash upon the exercise of the Placement Agent Warrant, we will not receive any of the proceeds from the sale of the common stock issuable upon exercise of the Placement Agent Warrant.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, which we believe are all the material risks to our business, together with the information contained elsewhere in this report, before you make a decision to invest in our company.

Risks Related to Our Company

A failure to obtain necessary additional capital in the future could jeopardize our operations.

        We will need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. We have had a history of negative cash flows from operations. For year ended December 31, 2004 and for the year ended December 31, 2003, our negative cash flow from continuing operations was $7.2 million and $3.2 million, respectively. Cash flow from operations and cash on hand may not be sufficient to cover our operating expenses, working capital, interest on and repayment of our debt and capital investment needs. We may not be able to obtain additional financing on terms acceptable to us, if at all. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations.

Our financial condition, and the restrictive covenants contained in our credit facility may limit our ability to borrow additional funds or raise additional equity as may be required to fund our future operations.

        We incurred significant losses from continuing operations of $19.4 million for year ended December 31, 2004 and $10.9 million for the year ended December 31, 2003. Our accumulated deficit, and stockholders' deficit was $429.7 million and $23.9 million, respectively, as of December 31, 2004. Moreover, the terms of our new $15 million revolving credit facility and our new debt may limit our ability to, among other things:

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  incur additional debt;

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  retire or exchange outstanding debt;

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  pay cash dividends, redeem, retire or repurchase our stock or change our capital structure;

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  acquire assets or businesses or make investments in other entities;

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  enter into certain transactions with affiliates;

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  merge or consolidate with other entities;

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  sell or otherwise dispose of assets or use the proceeds from any asset sale or other disposition;

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  create additional liens on our assets; or

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  issue certain types of redeemable preferred stock.

        Our available cash, and the remaining borrowing capacity under our credit facility may not be sufficient to fund our operating and capital expenditure requirements in the foreseeable future. Our ability to borrow additional funds or raise additional equity may be limited by our financial condition, in addition to the terms of our outstanding debt. Additionally, events such as our inability to continue to reduce our loss from continuing operations, could adversely affect our liquidity and our ability to attract additional funding as required.

We may not be able to pay our debt and other obligations and our assets may be seized as a result.

        We may not generate the cash flow required to pay our liabilities as they become due. As of December 31, 2004, our outstanding debt included $0.9 million of our 5 3/4% Convertible Subordinated Notes due March 2005, $35.9 million of our 6 3/4% Convertible Subordinated Notes due June 2009 and $29.0 million of our 8% Secured Convertible Notes due June 2007. The 8% Secured Convertible Notes due in June 2007 are secured by a second security interest in substantially all of our assets. We must pay interest on all of the 5 3/4% Convertible Subordinated Notes due March 2005, the 6 3/4% Convertible Subordinated Notes due June 2009 and the 8% Secured Convertible Notes due June 2007 twice a year. If our cash flow is inadequate to meet these obligations, we will default on the notes. Any default of the 5 3/4% Convertible Subordinated Notes due March 2005, the 6 3/4% Convertible Subordinated Notes due June 2009 or the 8% Secured Convertible Notes due June 2007 could allow our note holders to foreclose upon our assets or try to force us into bankruptcy.

        As of December 31, 2004, we had no outstanding borrowings on our bank revolving line of credit totaling $15.0 million. In addition, we had approximately $3.0 million of outstanding letters of credit issued under this agreement. The bank holds a senior security interest in substantially all of our assets. If we fail to pay our liabilities under this credit line, the bank may enforce all available remedies and foreclose upon our assets to satisfy any amounts owed. There are certain cross-default provisions among our bank and other debt instruments whereby a default under one such instrument could result in a default under other such instruments.

We may be unable to repay or repurchase the 8% Secured Convertible Notes due June 2007 or the 6 3/4% Convertible Subordinated Notes due June 2009 upon a repurchase event and be forced into bankruptcy.

        The holders of the 8% Secured Convertible Notes due June 2007 may require us to repurchase or prepay all of the outstanding 8% Secured Convertible Notes due June 2007 upon a "repurchase event", as defined in such instrument. A repurchase event under the 8% Secured Convertible Notes due June 2007 includes a change of control under certain circumstances or a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. In addition, upon the receipt of proceeds of certain asset sales by us that generate proceeds in excess of $10,000,000 (or if an event of default exists, regardless of the amount) that is not invested or used to reduce existing indebtedness and does not result in a change of control, we are required to use the proceeds from the asset sale to prepay or repurchase the 8% Secured Convertible Notes due June 2007. We may not have sufficient cash reserves to repurchase the 8% Secured Convertible Notes due June 2007 at such time, which would cause an event of default under the 8% Secured Convertible Notes due June 2007 Indenture and under our other debt obligations.

        The holders of the 6 3/4% Convertible Subordinated Notes due June 2009 may require us to repurchase all or any portion of the 6 3/4% Convertible Subordinated Notes due June 2009 upon a "repurchase event", as defined in such instrument. A repurchase event under the 6 3/4% Convertible Subordinated Notes due June 2009 includes a change in control under certain circumstances or a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. We may not have sufficient cash reserves to repurchase the 6 3/4% Convertible Subordinated Notes due June 2009 at such time, which would cause an event of default under the 6 3/4% Convertible Subordinated Notes due June 2009 Indenture and under our other debt obligations and may force us to declare bankruptcy.

Investor interest in our common stock may be negatively affected by our continued trading on the Over-the-Counter Bulletin Board and other exchanges.

        Since receiving a determination from the Nasdaq National Market on November 13, 2002, that shares of our common stock would no longer trade on the Nasdaq National Market because we failed to meet certain minimum listing requirements, our common stock began trading on the NASD-operated Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board market is generally considered to be less efficient and not as liquid as the Nasdaq National Market (now known as the Nasdaq Stock Market). Trading in this market may decrease the market value and liquidity of our common stock, which could materially and adversely affect our ability to attract additional investment to finance our operations.

        We have also learned that our common stock may be trading on the Berlin, Germany exchange, which we have not authorized. Such exchange has been rumored to allow "naked" short selling of stock, or otherwise not comply with exchange requirements that are customary in the U.S., and could thereby be detrimental to the value of the stock and our ability to attract investors.

Provisions of our governing documents and Delaware law could also discourage acquisition proposals or delay a change in control.

        Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of our company, even if that change in control would be beneficial to stockholders:

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  our board of directors has the authority to issue Common Stock and preferred stock, and to determine the price, rights and preferences of any new series of preferred stock, without stockholder approval;

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  our board of directors is divided into three classes, each serving three-year terms;

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  a supermajority of votes of our stockholders is required to amend key provisions of our certificate of incorporation and by-laws;

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  our bylaws contain provisions limiting who can call special meetings of stockholders;

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  our stockholders may not take action by written consent; and

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  our stockholders must provide specified advance notice to nominate directors or submit stockholder proposals.

        In addition, provisions of Delaware law and our stock option plan may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

International governmental regulation and legal uncertainties and other laws could limit our ability to provide our services, make them more expensive, or subject us to legal or criminal liability.

        A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. In some of those countries, licensed telephony carriers as well as government regulators and law enforcement authorities have questioned our legal authority and/or the legal authority of our service partners or affiliated entities and employees to offer our services, including initiating proceedings against such entities and employees. We may face similar questions in additional countries. Our failure to qualify as a properly licensed service provider, or to comply with other foreign laws and regulations, could materially adversely affect our business, financial condition and results of operations, including subjecting us or our employees to taxes and criminal or other penalties and/or by precluding us from, or limiting us in, enforcing contracts in such jurisdictions.

        It is also possible that countries may apply to our activities laws otherwise relating to services provided over the Internet, including laws governing:

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  sales and other taxes, including payroll-withholding applications;

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  user privacy;

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  pricing controls and termination costs;

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  characteristics and quality of products and services;

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  qualification to do business;

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  consumer protection;

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  cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

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  copyright, trademark and patent infringement; and

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  claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

        If foreign governments or other regulatory agencies begin to impose related restrictions on VoIP or our other services or otherwise enforce criminal or other laws against us, our affiliates or employees, such actions could have a material adverse effect on our ability to attain and maintain profitability.

The telecommunications industry is subject to domestic governmental regulation and legal uncertainties and other laws that could materially increase our costs and prevent us from executing our business plan.

        We are not licensed to offer traditional telecommunications services in any U.S. state and we have not filed tariffs for any service at the Federal Communications Commission (FCC) or at any state regulatory commission.

        Aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, universal service funding, access charges, advertising, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements.

        While the FCC to date has maintained an informal policy that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various entities have challenged this idea, before the FCC and at various state government agencies. The FCC recently ruled against AT&T, finding that certain traffic AT&T carried in part utilizing an Internet protocol format was nonetheless regulated telecommunications for which terminating access charges were due. The FCC has also found that AT&T's prepaid calling cards, which AT&T had claimed as an enhanced, non-regulated offering, constituted traditional telecommunications for which universal service subsidies are due. In so doing, the FCC imposed such liability retroactively, and ruled that similarly situated carriers must also fulfill reporting and contribution requirements for universal service funding. The FCC is proceeding over two related Notices of Proposed Rulemaking, one on regulation of prepaid calling cards and the extent that Internet protocol capabilities insulate such offerings from traditional regulation, and a previous proceeding covering IP-enabled services more generally. Adverse rulings or rulemakings could subject us to licensing requirements and additional fees and subsidies.

        The IRS and the U.S. Department of Treasury have issued a notice of proposed rulemaking suggesting that VoIP calls may be subject to a 3% federal excise tax, the imposition of which could effect our competitiveness.

        We have offered our prepaid international calling card services on a wholesale basis to international carrier customers, and others, some of which provide these services to end-user customers, enabling them to call internationally over The iBasis Network from the U.S. We have also participated in the selling and marketing of such cards on a retail basis. Further, we have entered the retail market with a web-based prepaid card offering. Although the calling cards are not primarily used for domestic interstate or intrastate use, we have not blocked the ability to place such calls or required our wholesale customers or distributors to show evidence of their compliance with U.S. and state regulations. Domestic calling may employ transport and switching that is not connected to the Internet and, therefore, may not enjoy the less restrictive regulation to which our Internet-based services may be subject. Because we provide services that are primarily wholesale and/or international, we do not believe that we are subject to federal or state telecommunications regulation for the possible uses of these services described here and, accordingly, we have not obtained state licenses, filed state or federal tariffs, posted bonds, contributed to the universal service fund, or undertaken other possible compliance steps. Under current standards or as-yet undetermined rules, the FCC and state regulatory authorities or our vendors may not agree with our position. If they do not, we could become subject to regulation at the federal and state level for these services, and could become subject to licensing and bonding requirements, and federal and state fees and taxes, including universal service contributions and other subsidies, and other laws, all of which could materially affect our business.

        We are also subject to federal and state laws and regulations regarding consumer protection and disclosure regulations. These rules could substantially increase the cost of doing business domestically and in any particular state. Law enforcement authorities may utilize their powers under consumer protection laws against us in the event we do not meet legal requirements in that jurisdiction which could either increase costs or prevent us from doing business there.

        The Telecommunications Act of 1996 requires that payphone service providers be compensated for all completed calls originating from payphones in the United States. When calling cards are used, the FCC's prior rules required the first switch-based carrier to compensate the payphone service provider, but newly adopted rules require the last switched-based carrier to do so, and further require that all carriers in the call chain implement a call-tracking system, utilize it to identify such calls, provide an independent audit of the adequacy of such system, and provide a report on these matters to the FCC and others in the call chain. We maintain that as an international VoIP provider, we sell an information service. We therefore claim that we are not a "carrier" for regulatory purposes and, in any case, our Internet-based systems do not rely on traditional long distance switches. Nonetheless, we have indirectly paid, and intend to continue paying, payphone service providers as part of our prepaid calling card business. To date, we have reimbursed certain of our toll-free access vendors—facilities-based long distance carriers from which we have received payphone calls that could be construed to be compensable under the payphone compensation rules—who have indeed paid payphone compensation for such calls. We have contracted with a clearinghouse to remit funds directly to payphone service providers for calls originating from payphones utilizing our prepaid calling cards. For all other types of traffic related to our wholesale transport business, we believe that we are not responsible for payphone compensation, but rather that the carrier that precedes us is. In accordance therewith, for wholesale traffic, we are seeking to apportion such responsibility by contract.

        We are subject to other laws related to our business dealings that are not specifically related to telecommunications regulation. As an example, the Office of Foreign Asset Control of the U.S. Department of the Treasury, or OFAC, administers the United States' sanctions against certain countries. OFAC rules restrict many business transactions with such countries and, in some cases, require that licenses be obtained for such transactions. We may currently, or in the future, transmit telecommunications between the U.S. and countries subject to U.S. sanctions regulations and undertake other transactions related to those services. We have undertaken such activities via our network or through various reciprocal traffic exchange agreements to which we are a party. We have received licenses from OFAC to send traffic to some countries and, if necessary, will remain in contact with OFAC with regard to other transactions. Failure to obtain proper authority could expose us to legal and criminal liability.

Risks Related to Our Operations

We may never achieve sustained profitability and the market price of our common stock may fall.

        Our revenue and results of operations have fluctuated and will continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, some of which are not in our control, including, among others:

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  the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;

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  increased competitive pricing pressure in the international long distance market;

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  the percentage of traffic that we are able to carry over the Internet rather than over the more costly traditional public-switched telephone network;

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  loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;

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  our ability to negotiate lower termination fees charged by our local providers if our pricing deteriorates;

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  our continuing ability to negotiate competitive costs to interconnect our network with those of other carriers and Internet backbone providers;

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  fraudulently sent or received traffic which is unbillable or for which we may be liable;

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  credit card fraud in connection with our web-based prepaid offering;

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  capital expenditures required to expand or upgrade our network;

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  changes in call volume among the countries to which we complete calls;

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  the portion of our total traffic that we carry over more profitable routes could fall, independent of route-specific price, cost or volume changes;

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  technical difficulties or failures of our network systems or third party delays in expansion or provisioning system components;

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  our ability to manage distribution arrangements and provision of retail offerings, including card printing, marketing, usage tracking, web-based offerings and customer service requirements, and resolution of associated disputes;

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  our ability to manage our traffic on a constant basis so that routes are profitable;

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  our ability to collect from our customers; and

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  currency fluctuations and restrictions in countries where we operate.

        Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts, investors or our own estimates. Such a discrepancy could cause the price of the common stock to decline significantly and prevent us from achieving profitability.

We may never generate sufficient revenue to attain profitability if telecommunications carriers and other communications service providers or others are reluctant to use our services or do not use our services, including any new services, in sufficient volume.

        If the market for VoIP and new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially and adversely affected.

        Our customers may be reluctant to use our VoIP services for a number of reasons, including:

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  perceptions that the quality of voice transmitted over the Internet is low;

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  perceptions that VoIP is unreliable;

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  our inability to deliver traffic over the Internet with significant cost advantages;

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  development of their own capacity on routes served by us;

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  an increase in termination costs of international calls.

        The growth of our core business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. Similarly, the growth of any retail services we offer depends on these factors as well as acceptance in the market of the brands that we service, including their respective rates, terms and conditions. If the volume of international voice and fax traffic and associated or other retail services fail to increase, or decrease, and these parties or other customers do not employ our network or otherwise use our services, our ability to become profitable will be materially and adversely affected.

We may not be able to collect amounts due to us from our customers and we may have to disgorge amounts already paid.

        Some of our customers have closed their businesses or filed for bankruptcy owing us significant amounts for services we have provided to them in the past. Despite our efforts to collect these overdue funds, we may never be paid. The bankruptcy court may require us to continue to provide services to these companies during their reorganizations. Other customers may discontinue their use of our services at any time and without notice, or delay payments that are owed to us. Additionally, we may have difficulty in collecting amounts from them. Although we have internal credit risk policies to identify companies with poor credit histories, we may not effectively manage these policies and provided services to companies that refuse to pay. The risk is even greater in foreign countries, where the legal and collection systems available may not be adequate or impartial for us to enforce the payment provisions of our contracts. Our cash reserves will be reduced and our results of operations will be materially adversely affected if we are unable to collect amounts from our customers.

        We have received claims including lawsuits from estates of bankrupt companies alleging that we received preferential payments prior to bankruptcy filing. We may be required to return amounts received from bankrupt estates. We intend to employ all available defenses in contesting such claims or, in the alternative settle such claims. The results of any suit or settlement may have a material adverse affect on our business.

We may increase costs and risks in our business by relying on third parties.

        Vendors.    We rely upon third-party vendors to provide us with the equipment, software, circuits, and other facilities that we use to provide our services. For example, we purchase a substantial portion of our VoIP equipment from Cisco Systems. We may be forced to try to renegotiate terms with vendors for products or services that have become obsolete. Some vendors may be unwilling to renegotiate such contracts, which could affect our ability to continue to provide services and consequently render us unable to generate sufficient revenues to become profitable.

        Parties that maintain phone and data lines and other telecommunications services. Our business model depends on the availability of the Internet and traditional telephone networks to transmit voice and fax calls. Third parties maintain and own these networks, other components that comprise the Internet, and business relationships that allow telephone calls to be terminated over the public switched telephone network. Some of these third parties are telephone companies. They may increase their charges for using these lines at any time and thereby decrease our profitability. They may also fail to maintain their lines properly, fail to maintain the ability to terminate calls, or otherwise disrupt our ability to provide service to our customers. Any such failure that leads to a material disruption of our ability to complete calls or provide other services could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable.

        Local communications service providers.    We maintain relationships with local communications service providers in many countries, some of whom own the equipment that translates calls from traditional voice networks to the Internet, and vice versa. We rely upon these third parties both to provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third parties may be slow, or fail, to provide lines, which would affect our ability to complete calls to those destinations. We may not be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we may not be able to increase the number of countries to which we provide service. Finally, any technical difficulties that these providers suffer, or difficulties in their relationships with companies that manage the public switched telephone network, could affect our ability to transmit calls to the countries that those providers help serve.

        Strategic relationships.    We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend on our joint marketing and product development efforts with Cisco Systems to achieve market acceptance and brand recognition in certain markets. Strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In general, if we lose these key strategic relationships, or if we fail to maintain or develop new relationships in the future, our ability to expand the scope and capacity of our network and services provided, and to maintain state-of-the-art technology, would be materially adversely affected.

        Distributors of prepaid calling cards to retail outlets.    We make arrangements with distributors to market and sell prepaid calling cards to retail outlets. In some cases, we rely on these distributors to print cards, prepare marketing material, activate accounts, track usage and other data, and remit payments collected from retailers. There is a risk that distributors will not properly perform these responsibilities, comply with legal requirements, or pay us monies when due. We may not have adequate contractual or credit protections against these risks. There is also a risk that we will be ineffective in our efforts to implement new systems, customer care and disclosure policies, and certain technical and business processes. The result of any attendant difficulties may have a material impact on our business.

We may not be able to succeed in the intensely competitive market for our various services.

        We compete in our wholesale business principally on quality of service and price. In recent years, prices for long distance telephone services have declined as a result of deregulation and increased competition. We face competition from major telecommunications carriers, such as AT&T, British Telecom, Deutsche Telekom, MCI and Qwest, as well as new emerging carriers. We also compete with Internet protocol and other Internet telephony service providers who route traffic to destinations worldwide. Also, VoIP service providers that presently focus on retail customers may in the future enter the Trading market and compete with us. If we can not offer competitive prices and quality of service our business could be materially adversely affected.

We may not be able to succeed in the intensely competitive market for retail calling services.

        The market for prepaid calling services is extremely competitive. Hundreds of providers offer calling card products and services. We have relatively recently begun offering prepaid calling card and related web-based services and have little prior experience in these businesses and no established distribution channel for these services. If we do not successfully establish a distribution channel and enter geographic markets in which our rates, fees, surcharges, country services, and our other products and service characteristics, can successfully compete, our business could be materially adversely affected.

We are subject to downward pricing pressures and a continuing need to renegotiate overseas rates, which could delay or prevent our profitability.

        As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers and calling card distributors for call completion on our network. If this downward pricing pressure continues, we may not be able to offer VoIP services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country on a cost-effective basis. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country could have a material adverse effect on our ability to operate our network and VoIP business profitably.

A variety of risks associated with our international operations could materially adversely affect our business.

        Because we provide many of our services internationally, we are subject to additional risks related to operating in foreign countries. In particular, in order to provide services and operate facilities in some countries, we have established subsidiaries or other legal entities or have forged relationships with service partners or entities set up by our employees. Associated risks include:

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  unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony;

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  economic weakness, including inflation, or political or economic instability in particular foreign economies and markets;

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  difficulty in collecting accounts receivable;

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  tax, consumer protection, telecommunications, and other laws;

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  compliance with tax, employment, securities, immigration, labor and other laws for employees living and traveling, or conducting business, abroad, which may subject them or us to criminal or civil penalties;

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  foreign taxes including withholding of payroll taxes;

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

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  political or economic instability;

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  unreliable government power to protect our rights and those of our employees;

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  exposure to liability under the Foreign Corrupt Practices Act or similar laws in foreign countries;

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  other obligations or restrictions, including, but not limited to, criminal penalties against us or our employees incident to doing business or operating a subsidiary or other entity in another country;

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  individual criminal exposure of our employees, some of whom have been sought by law enforcmenet agencies abroad to answer for the activities of the Company;

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  the personal safety of our employees and their families who at times have received threats of, or who may in any case be subject to, violence, and who may not be adequately protected by legal authorities or other means, and

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  inadequate insurance coverage to address these risks.

        These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

If we are not able to keep up with rapid technological change in a cost-effective way, the relative quality of our services could suffer.

        The technology upon which our services depend is changing rapidly. Significant technological changes could render the hardware and software that we use obsolete, and competitors may begin to offer new services that we are unable to offer. If we are unable to respond successfully to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services and our business results may suffer.

We may not be able to expand and upgrade our network adequately and cost-effectively to accommodate any future growth.

        Our VoIP business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls. If we do not expand and upgrade our hardware and software quickly enough, we will not have sufficient capacity to handle the increased traffic and growth in our operating performance would suffer as a result. Even with such expansion, we may be unable to manage new deployments or utilize them in a cost-effective manner. In addition to lost growth opportunities, any such failure could adversely affect customer confidence in The iBasis Network and could result in us losing business outright

We depend on our current personnel and may have difficulty attracting and retaining the skilled employees we need to execute our business plan.

        Our future success will depend, in large part, on the continued service of our key management and technical personnel. If any of these individuals or others we employ are unable or unwilling to continue in their present positions, our business, financial condition and results of operations could suffer. We do not carry key person life insurance on any personnel.

        We will need to retain skilled personnel to execute our plans.    Our future success will also depend on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Past workforce reductions have resulted in reallocations of employee duties that could result in employee and contractor uncertainty and dissatisfaction. Reductions in our workforce or restrictions on salary increases or payment of bonuses may make it difficult to motivate and retain employees and contractors, which could affect our ability to deliver our services in a timely fashion and otherwise negatively affect our business.

If we are unable to protect our intellectual property, our competitive position would be adversely affected.

        We rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property. Unauthorized third parties may copy our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of any licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. We may seek to patent certain processes or equipment in the future. We do not know if any of our patent applications will be issued with the scope of the claims we seek, if at all. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer.

        We believe that we do not infringe upon the proprietary rights of any third party. Nonetheless, we have received claims that our products or brands, or those of our retail prepaid calling card distributors, infringe valid patents or trademarks. Such claims, even if resolved in our favor, could be substantial, and the litigation could divert our management's efforts. It is also possible that such a claim might be asserted successfully against us in the future. Our ability to provide our services depends on our freedom to operate. That is, we must ensure that we do not infringe upon the proprietary rights of others or have licensed all such rights. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief that could effectively block our ability to provide services in the United States or abroad.

We rely on a variety of technologies, primarily software, which is licensed from third parties.

        Continued use of this technology by us requires that we purchase new or additional licenses from third parties. We may not be able to obtain those third-party licenses needed for our business or that the third party technology licenses that we do have will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in our ability to continue developing and providing our services or to enhance and upgrade our services.

We may undertake strategic acquisitions or dispositions that could damage our ability to attain or maintain profitability.

        We may acquire additional businesses and technologies that complement or augment our existing businesses, services and technologies. We may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

        If we our unable to effectively integrate any newly acquired business into our overall business operations, our costs may increase and our business results may suffer significantly.

        We may need to sell existing assets or businesses in the future to generate cash or focus our efforts in making our core business, VoIP, profitable. As with many companies in the telecommunications sector that experienced rapid growth in recent years, we may need to reach profitability in one market before entering another. In the future, we may need to sell assets to cut costs or generate liquidity.

Risks Related to the Internet and Internet Telephony Industry

If the Internet infrastructure is not adequately maintained, we may be unable to maintain the quality of our services and provide them in a timely and consistent manner.

        Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls and provide other services using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Future outages or delays could adversely affect our ability to complete calls and provide other services. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular. Finally, important opportunities to increase traffic on The iBasis Network will not be realized if the underlying infrastructure of the Internet does not continue to be expanded to more locations worldwide.

Network security breaches could adversely affect our operations.

        We currently have practices, policies and procedures in place to ensure the integrity and security of our network. Nevertheless, from time to time we have experienced fraudulent activities whereby perpetrators have disguised themselves as our customers and transmitted traffic to us, or have disguised themselves as us and transmitted traffic to our communications service providers for termination. While we have undertaken steps to thwart such fraud, including revamping our securities procedures and capabilities and alerting other members of the industry as well as law enforcement personnel, such actions may not be sufficient and financial exposure from fraudulent activities could materially adversely affect us.

Undetected defects in our technology could adversely affect our operations.

        Our technology is complex and is susceptible to errors, defects or performance problems, commonly called "bugs." Although we regularly test our software and systems extensively, we cannot ensure that our testing will detect every potential bug. Any such bug could materially adversely affect our business.

Our ability to provide our services using the Internet may be adversely affected by computer vandalism.

        If the overall performance of the Internet is seriously downgraded by website attacks, failure of service attacks, or other acts of computer vandalism or virus infection, our ability to deliver our communication services over the Internet could be adversely impacted, which could cause us to have to increase the amount of traffic we have to carry over alternative networks, including the more costly public-switched telephone network. In addition, traditional business interruption insurance may not cover losses we could incur because of any such disruption of the Internet. While some insurers are beginning to offer products purporting to cover these losses, we do not have any of this insurance at this time.

Risks Related to this Offering

The market price of our shares may experience extreme price and volume fluctuations for reasons over which we have little control.

        The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

  •
  new products or services offered by us or our competitors;

  •
  failure to meet our publicly announced revenue projections;

  •
  actual or anticipated variations in quarterly operating results;

  •
  changes in financial estimates by securities analysts;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  •
  issuances of debt or equity securities; and

  •
  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the OTC Bulletin Board market and companies in our industry, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

Shares eligible for sale in the future could negatively affect our stock price.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares as a result of this offering, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of February 28, 2005, we had outstanding 65,178,753 shares of common stock, of which 44,704,146 shares are freely tradable. The remaining 20,474,607 shares of common stock outstanding are not registered securities. Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act of 1933, as amended (the "Securities Act"), to the extent permitted by Rule 144 or other exemptions under the Securities Act.

        As of February 28, 2005, there were an aggregate of 14,715,778 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 6,541,113 shares issuable upon exercise of options outstanding under our option plans and 8,174,665 shares of common stock issuable upon exercise of outstanding warrants. We may register additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

We have implemented anti-takeover provisions that could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders.

FORWARD LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

        We received $31.5 million in gross proceeds from the sale of the 15,000,000 shares of our common stock in the private equity placement that we completed on September 24, 2004. We incurred transaction costs of approximately $1.3 million related to the private equity placement. The net proceeds from the private equity placement will be used for working capital requirements, capital equipment purchases and general corporate purposes.

        The selling stockholders will receive all of the net proceeds from the sale of their common stock purchased in the private equity placement. Accordingly, we will not receive any proceeds from the sale of those shares. We may however, receive $3.6 million upon the exercise of warrants issued to our investment banker as partial compensation for services provided to us in connection with the private equity placement. If the warrants is exercised on a "net basis" pursuant to the terms of the warrant agreement, we will not receive any proceeds from the exercise of that warrant.

SELLING STOCKHOLDERS

        All of the securities covered by this prospectus are being offered by the selling stockholders listed in the table below. No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table below.

        The following table sets forth certain information regarding the beneficial ownership of the selling stockholders as of September 30, 2004. The selling stockholders covered by this prospectus include (a) persons who purchased 15,000,000 shares our common stock in the private equity placement completed on September 24, 2004 and b) those persons who hold warrants immediately exercisable for up to 1,732,500 shares of our common stock.

        We obtained the information in the following table from the selling stockholders. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. The information provided in the table below assumes that each selling stockholder will sell all of its securities. Our registration of the securities covered by this prospectus does not necessarily mean that the selling stockholders will sell all or any of their securities. Because the selling stockholder may sell all or some portion of the securities beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their securities offered in this registration statement) can be given as to the number of securities that will be beneficially owned by the selling stockholders after this offering.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering	Amount of Shares Being Offered	Shares Beneficially Owned After the Offering	Percent of Class (%) After the Offering
LC Capital Master Fund, Ltd.(1)	7,237,561	2,100,000	5,137,561	8.26%
Loeb Partners Corporation(2)	5,972,176	1,100,000	4,872,176	7.83
Singer Children's Management Trust(3)	5,904,605	1,000,000	4,904,605	7.89
Waterfall, John C.(4)	2,260,135	2,000,000	260,135	*
Greywolf Capital Overseas Fund(5)	1,952,654	915,000	1,010,654	1.62
IBS Turnaround Fund, L.P.(6)	1,168,500	1,120,000	48,500	*
Greywolf Capital Partners II, L.P.(5)	1,221,898	585,000	636,898	1.02
Crosslink Capital, Inc.(7)	1,250,000	1,250,000	0	*
George W. Haywood	1,000,000	1,000,000	0	*
Millennium Partners L.P.	1,000,000	1,000,000	0	*
York Investment Limited	952,625	952,000	625	*
New Generation Turnaround Fund (Bermuda) Ltd.(8)	880,260	461,000	419,260	*
Phoenix Partners, L.P.(9)	794,500	737,800	56,700	*
Westech Capital Corp.(10)	892,770	622,500	270,270	*
Phaeton International (BVI) Ltd.(11)	697,000	646,700	50,300	*
York Credit Opportunities Fund, L.P.	418,751	300,000	118,751	*
IBS Opportunity Fund, Ltd.(7)	329,500	280,000	49,500	*
Miller Family Partnership I(12)	371,414	300,000	17,414	*
York Capital Management, L.P.	258,619	248,000	10,619	*
Phoenix Partners II, L.P.(13)	258,500	240,500	18,000	*
New Generation Limited Partnership(9)	269,325	139,000	130,325	*
Eleven Rings Opportunity Fund LP	250,000	250,000	0	*
Niskauna Development LLC(14)	235,000	235,000	0	*
TJD, LLC(15)	235,000	235,000	0	*
John Gorman(16)	200,000	200,000	0	*
Richard Schottenfeld(17)	200,000	200,000	0	*
Rita Barr(18)	100,000	100,000	0	*
Morris Weis(19)	60,000	60,000	0	*
David Koch(20)	50,000	50,000	0	*

Capital & Technology Advisors LLC(21)	30,000	30,000	0	*

*
Less than 1%.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(1)
Includes 3,440,541 shares of common stock which LC Capital Master Fund, Ltd. had the right to acquire within 60 days of September 30, 2004 upon the conversion of the 8% Secured Convertible Notes ("New Secured Notes") and the 6 3/4% Convertible Subordinated Notes ("New Subordinated Notes") and upon exercise of certain warrants.

(2)
Includes 4,575,676 shares of common stock which Loeb Partners Corporation had the right to acquire within 60 days of September 30, 2004 upon conversion of New Secured Notes and New Subordinated Notes.

(3)
Includes 4,904,605 shares of common stock which Singer Children's Management Trust had the right to acquire within 60 days of September 30, 2004 upon the conversion of New Secured Notes and New Subordinated Notes and upon the exercise certain warrants. Karen Singer is the trustee of Singer Children's Management Trust and exercises sole voting and investment power with respect to all 5,904,605 shares. Ms. Singer, as trustee, may be deemed to beneficially own all 5,904,605 shares.

(4)
John C. Waterfall is President of Morgens, Waterfall, Vintiadis & Co., which may be deemed to have Beneficial ownership of any shares owned by Phoenix Partners, L.P., Phaeton International (BVI) Ltd. and Phoenix Partners II, L.P. As a result, Mr. Waterfall may be considered to be the beneficial owner of any shares deemed to be beneficially owned by Phoenix Partners, L.P., Phaeton International (BVI) Ltd. and Phoenix Partners II, L.P. The foregoing shall not be construed in and of itself as a admission by such person as to beneficial ownership of any such shares. Share ownership includes 510,135 shares of common stock held directly by John C. Waterfall.

(5)
Includes 1,351,352 shares of common stock which entities affiliated with Greywolf Capital LLC had the right to acquire within 60 days of September 30, 2004 upon the conversion of New Secured Notes, including 783,784 shares held by Greywolf Capital Overseas Fund and 567,568 shares held by Greywolf Capital Partners II LP.

(6)
IBS Capital Corporation is the managing partner of IBS Turnaround Fund, L.P. and IBS Opportunity Fund, Ltd., and consequently has voting and investment control over all shares held by IBS Turnaround Fund, L.P. and IBS Opportunity Fund, Ltd.

(7)
Comprised of 1,110,500 shares of common stock held by Crosslink Crossover Fund IV, L.P., 90,000 shares of common stock held by Offshore Crosslink Crossover Fund III, and 50,000 shares of common stock held by Delta Growth Fund, L.P. Crosslink Capital, Inc. has voting and dispositive power for all shares held by Crosslink Crossover Fund IV, L.P., Offshore Crosslink Crossover Fund III and Delta Growth Fund, L.P. The foregoing shall not be construed in and of itself as an admission by such entity as to beneficial ownership of any such shares.

(8)
New Generation Advisors, Inc. is the managing partner of New Generation Turnaround Fund (Bermuda) Ltd. and New Generation Limited Partnership, and consequently has voting and investment control over all shares held by New Generation Turnaround Fund (Bermuda) Ltd. and New Generation Limited Partnership. The foregoing shall not be construed in and of itself as an admission by such entity as to beneficial ownership of any such shares.

(9)
John C. Waterfall is President of Morgens, Waterfall, Vintiadis & Co., which may be deemed to have beneficial ownership of any shares owned by Phoenix Partners, L.P. As a result, Mr. Waterfall may be considered to be the beneficial owner of any shares deemed to be beneficially owned by Phoenix Partners, L.P. The foregoing shall not be construed in and of itself as an admission by such entity as to beneficial ownership of any such shares.

(10)
Westech Capital Corp. is the parent entity of Tejas Securities Group, Inc. John Gorman is the chairman of the board of directors of Tejas Securities Group, Inc. which acted as placement agent for our September 24, 2004 private placement. Includes 270,270 shares of common stock which Tejas Securities Group, Inc. had the right to acquire within 60 days of September 30, 2004 upon conversion of New Secured Notes and 622,500 shares of common stock underlying warrants to purchase shares of our common stock held by Westech Capital Corp. In addition, Mr. Gorman is an affiliate of Westech Capital Corp. He disclaims any beneficial ownership of shares owned by Westech Capital Corp.

(11)
John C. Waterfall is President of Morgens, Waterfall, Vintiadis & Co., which may be deemed to have beneficial ownership of any shares owned by Phaeton International (BVI) Ltd. As a result, Mr. Waterfall may be considered to be the beneficial owner of any shares deemed to be beneficially owned by Phaeton International (BVI) Ltd. The foregoing shall not be construed in and of itself as an admission by such entity as to beneficial ownership of any such shares.

(12)
Includes 17,414 shares of common stock issuable upon conversion of our 5 3/4% Convertible Subordinated Notes.

(13)
John C. Waterfall is President of Morgens, Waterfall, Vintiadis & Co., which may be deemed to have beneficial ownership of any shares owned by Phoenix Partners II, L.P. As a result, Mr. Waterfall may be considered to be the beneficial owner of any shares deemed to be beneficially owned by Phoenix Partners II, L.P. The foregoing shall not be construed in and of itself as an admission by such entity as to beneficial ownership of any such shares.

(14)
Includes 235,000 shares of common stock underlying warrants to purchase shares of our common stock.

(15)
Includes 235,000 shares of common stock underlying warrants to purchase shares of our common stock.

(16)
John Gorman is the chairman of the board of Tejas Securities Group, Inc., which acted as placement agent for our September 24, 2004 private placement. Includes 200,000 shares of common stock underlying warrants to purchase shares of our common stock held directly by Mr. Gorman.

(17)
Includes 200,000 shares of common stock underlying warrants to purchase shares of our common stock.

(18)
Includes 100,000 shares of common stock underlying warrants to purchase shares of our common stock. Rita Barr is the wife of Wayne Barr, a member of Capital & Technology Advisors LLC. Each of Rita and Wayne Barr disclaim beneficial ownership of the shares held by the other.

(19)
Morris D. Weiss is an employee of Tejas Securities Group, Inc., which acted as placement agent for our September 24, 2004 private placement. Includes 60,000 shares of common stock underlying warrants to purchase shares of our common stock.

(20)
Includes 50,000 shares of common stock underlying warrants to purchase shares of our common stock.

(21)
Includes 30,000 shares of common stock underlying warrants to purchase shares of our common stock held by Capital & Technology Advisors LLC. Each of Wayne Barr and Niskayuna Development LLC is a member of Capital & Technology LLC. Peter D. Aquino, a member of our board of directors, is Senior Managing Director of Capital & Technology Advisors LLC.

PLAN OF DISTRIBUTION

        We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling shares received from a named selling stockholder after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay for all selling discounts and commissions, if any. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

  •
  on any national exchange on which the shares are listed or any automatic quotation system through which the shares are quoted,

  •
  in the over-the-counter market,

  •
  in privately negotiated transactions, or

  •
  a combination of such methods of sale.

        The selling stockholders may sell their shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use brokers, dealers or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act of 1933.

        The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

        We are not aware of whether the selling stockholders have entered into any agreements, understanding or arrangements with any broker-dealers regarding the sale of their shares, nor are we aware of whether there is a coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that rule.

LEGAL MATTERS

        The validity of the securities has been passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts.

EXPERTS

        The financial statements of iBasis, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 233 Broadway, New York, New York 10279 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at http://www.sec.gov.

        We have filed a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with the Commission with respect to the common stock being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the common stock being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important business, financial and other information in this prospectus by referring you to those documents, instead of reproducing that information in this prospectus. The information incorporated by reference is part of this prospectus, unless and until that information is updated and superceded by the information contained in this prospectus or any information is filed with the SEC and incorporated later.

        We incorporate by reference the following documents and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering described under "Plan of Distribution":

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004, filed on March 28, 2005; and

  •
  The description of our common stock contained in our registration statement on Form S-1 (File No. 333-85545), filed with the Securities and Exchange Commission on August 19, 1999 under Section 12(g) of the Securities Exchange Act including any amendment or report filed for the purpose of updating such description.

        Upon request, we will provide without charge to each person to whom a copy of this prospectus is delivered, a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). We will also provide upon request, without charge to each person to whom a copy of this prospectus is delivered, a copy of all documents filed from time to time by iBasis with the SEC pursuant to the Securities Exchange Act of 1934. Requests for copies should be directed to Mr. Richard Tennant, Chief Financial Officer, iBasis, Inc. 20 Second Avenue, Burlington, MA 01803 or by phone at (781) 505-7500.

        In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of initial filing and prior to the effectiveness of the registration statement of which this prospectus is a part, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. No offer of these securities is being made in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

        No dealer, sales person, or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with any offering other made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.

16,732,500 Shares

iBasis, Inc.

Common Stock

PROSPECTUS

April 20, 2005

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TABLE OF CONTENTS
THE COMPANY
THE OFFERING
RISK FACTORS
Risks Related to Our Company
Risks Related to Our Operations
Risks Related to the Internet and Internet Telephony Industry
Risks Related to this Offering
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN GET MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE